UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 1, 2007
CNA FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5823	36-6169860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

333 S. Wabash, Chicago, Illinois	60604
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (312) 822-5000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
Credit Agreement

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On August 1, 2007, Registrant entered into a credit agreement with a syndicate of banks, including J.P. Morgan Securities Inc. as Sole Lead Arranger and Sole Bookrunner, Citibank N.A. as Administrative Agent, Bank of America, N.A. as Syndication Agent, JPMorgan Chase Bank N.A. and Wachovia Bank, N.A. as Documentation Agents and other lenders named therein (the “Credit Agreement”). The Credit Agreement establishes a five-year $250 million senior unsecured revolving credit facility which is intended to be used for general corporate purposes. At Registrant’s election the commitments under the Credit Agreement may be increased from time to time up to an additional aggregate amount of $100,000,000, and two one-year extensions are available prior to the first and second anniversary of the closing date, subject to applicable consents.
Under the Credit Agreement Registrant is required to pay certain fees, including a facility fee and a utilization fee, both of which would adjust automatically in the event of a change in Registrant’s financial ratings. The Credit Agreement includes covenants regarding maintenance of a minimum consolidated net worth and a specified ratio of consolidated indebtedness to consolidated total capitalization, plus general covenants restricting Registrant’s ability to incur liens, dispose of all or substantially all of its assets or merge or consolidate with another entity where it is not the survivor.
The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete Credit Agreement, which is filed as Exhibit 99.1 to this Form 8-K.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits:

Exhibit No.	Description
99.1	Credit Agreement dated August 1, 2007 among
Registrant, J.P. Morgan Securities Inc.,
Citibank N.A., Bank of America, N.A., JPMorgan Chase Bank N.A.,
Wachovia Bank, N.A. and other lenders named therein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNA Financial Corporation
(Registrant)

Date: August 1, 2007	By	/s/ D. Craig Mense
(Signature)

D. Craig Mense Executive Vice President and Chief Financial Officer